Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-267799, 333-275911, 333-278802, and 333-284836), Registration Statements on Form S-1 (File Nos. 333-249381, 333-252884, 333-262445, and 333-271110), and Registration Statement on Form S-3 (File No. 333-275190) of our report dated March 6, 2025 on the consolidated financial statements of Reliance Global Group, Inc. as of December 31, 2024 and 2023 and for each of the two years in the two-year period ended December 31, 2024, which appears in the Annual Report on Form 10-K of Reliance Global Group, Inc. for the year ended December 31, 2024.

/s/ Urish Popeck & Co., LLC

Pittsburgh, Pennsylvania

March 6, 2025